Exhibit 10.38

MARKETING SERVICES AGREEMENT

This agreement (the “Agreement”) is made as of the 30th day of November 2007, between Citicorp Trust Bank, fsb, a federal savings bank (the “Bank”), and Primerica Financial Services Home Mortgages, Inc., a Georgia corporation (“PFSHMI”).

WHEREAS, the Bank offers loan products on a nationwide basis;

WHEREAS, PFSHMI, as a result of the expenditure of time, skill, effort and money, has developed a sales force that is highly effective in marketing loan products to consumers (the “Sales Force”);

WHEREAS, Bank affiliate Citibank, N.A., (“CBNA”) currently utilizes the expertise of PFSHMI and the Sales Force to market unsecured closed-end personal installment loans made by CBNA to consumers on a nationwide basis.

WHEREAS, due to certain business requirements in the State of California, PFSHMI, the Bank, and CBNA, desire to use the expertise of PFSHMI and the Sales Force to market unsecured closed-end personal installment loans to California consumers made by the Bank (the “California Loans”).

THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.	Purpose. The purpose of this Agreement is to promote and achieve the effective marketing of California Loans by the Sales Force as mutually agreed by the parties from time to time during the term of this Agreement. The Bank will not make loans for the stated purpose of permitting consumers to purchase products offered by Bank affiliates.

2.	UUExclusive Appointment. (a) Bank appoints and grants unto PFSHMI all rights to market California Loans pursuant to the terms and conditions of this Agreement. PFSHMI accepts this appointment and agrees to fully and faithfully perform and discharge the duties, obligations and responsibilities provided for in this Agreement.

(b) During this Agreement, PFSHMI agrees to exclusively market the California Loans and will not, directly or indirectly, through itself, the Sales Force or others, market any unsecured closed-end personal loan products from any non-affiliated lender without the consent of the Bank, which consent shall not be unreasonably withheld. PFSHMI will use its best efforts to develop and implement, in consultation with the Bank, an effective marketing strategy for the California Loans.

3.	Services to Be Performed. The Bank and PFSHMI perform under this Agreement as independent contractors. Unless stated explicitly, nothing contained herein will be deemed to create any partnership, joint venture, or relationship of principal and agent between the parties hereto or any of their affiliates or subsidiaries, or to provide either party with any right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party. Services hereunder will be rendered in a professional manner and meet acceptable quality control, performance levels and standards as the parties may establish in writing from time to time.

4.	Fees and Expenses. (a) For the services of PFSHMI and the Sales Force in originating applications for and providing marketing services relating to California Loans, the Bank shall pay PFSHMI compensation as provided in this section. In its sole discretion, PFSHMI determines the allocation of compensation to the members of its Sales Force and PFSHMI for each California Loan.

(b) Compensation at the date of this Agreement is agreed at two and three-quarters percent (2.75%) of the gross loan amount of all booked California Loans (including, without limitation, any

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additional extensions of credit within the parameters of a California Loan). Nothing herein requires Bank, PFSHMI or members of the Sales Force to make a payment or conduct any activity if such payment or activity would violate any applicable law or regulation. Payment will be made by the Bank on terms and circumstances that are substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with or involving non-affiliated companies or brokers.

5.	Responsibilities of the Parties. The parties agree to undertake and perform the responsibilities as described in Exhibit A to this Agreement.

6.	Term and Termination. (a) This Agreement commences on the date set forth above and will continue in full force and effect until terminated by either party. Each party may terminate this Agreement by giving the other party written notice of its intent to terminate at least 90 days in advance of the date on which the termination is to take effect. Termination in accordance with this paragraph will be without penalty to either party. Each party will remain responsible for its respective obligations with regard to actions, events, and services received or rendered prior to the date such termination becomes effective.

(b) A party may terminate this Agreement with immediate effect by written notice in the event that (i) an entity owning more than 50% of the voting shares of the other party ceases to own more than 50% of the voting shares of the other party; (ii) the other party is wound up, go into liquidation, or for any other reason ceases or threatens to cease to carry on its business or transfers its business; (iii) a decree or order by a court or governmental agency or authority is entered for the appointment of a conservator, receiver or liquidator for the other party in an insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceeding, or the other party consents to such appointment or (iv) notwithstanding 30 days’ written notice of such breach, the other party commits any material breach of the terms of this Agreement or repeats, continues or fails to remedy any material breach,.

7.	Compliance with Laws. (a) Each party hereto agrees that it shall comply with all applicable federal, state and local laws, ordinances, codes and regulations in the performance of its obligations pursuant to this Agreement, including, but not limited to, obtaining the necessary licenses and certificates where required, and complying with all applicable laws and executive orders relating to equal opportunity or non-discrimination, including, but not limited to, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the California Consumer Finance Lenders Law and state loan broker and consumer protection laws. If at any time during the term of this Agreement, a party is informed or information comes to its attention that it is or may be in violation of any law or regulation (or if it is so determined by any court, tribunal or other authority), that party shall immediately take all appropriate steps to remedy such violation and comply with such law or regulation, in all respects.

(b) Each party shall establish and maintain all proper records, including but not limited to accounting records and records of transactions hereunder required by any law, regulation, code of practice or corporate policy applicable to it from time to time.

8.	Audit. Upon no less than thirty (30) days advance written notice, each party may, during normal business hours, to inspect the other’s pertinent books and records in order to verify the amount and calculation of compensation pursuant to this Agreement. Each party shall pay its own respective costs and expenses in connection with this provision.

9.

Indemnification. (a) Each party shall indemnify and hold harmless the other party and any of its directors, officers, employees, agents and contractors from and against any claim action or threatened action, suit or proceeding arising out of or as a result of, the indemnifying party’s performance under

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this Agreement and against any and all claims, expenses, losses or damages (including reasonable attorneys’ fees and disbursements) that result from the actions or inaction of the indemnifying party; provided, however, that in no event shall a party to this Agreement be obligated for any claims, expenses, losses, or damages resulting from the negligent act or willful misconduct of the indemnifying party.

(b) A party seeking indemnification under this Agreement shall (i) give prompt written notice to the indemnifying party of the existence of the indemnifiable claim; (ii) provide such information, cooperation and assistance as may reasonably be necessary for the defense of such action or claim; and (iii) grant full authority to the indemnifying party to defend or settle such action or claim. A party seeking indemnification shall not compromise or settle any action or claim without the reasonable consent of the indemnifying party.

10.	Confidentiality, (a) The Bank and PFSHMI agree that all proprietary information provided pursuant to this Agreement by or on behalf of each party to the other party (“Confidential Information”) is confidential and proprietary to the party providing the information and no party may use or permit the use of any Confidential Information provided by or on behalf of the other party for any purpose other than as permitted or required for performance under this Agreement. Each party agrees not to disclose or provide any Confidential Information provided by or on behalf of the other party to any third party without the express written consent of the other party, with the exception of (i) its employees who have a need to know in order to perform pursuant to this Agreement, provided that such employees are bound to retain the confidentiality of the information and are bound to use such information only for purposes of performance pursuant to this Agreement; (ii) any affiliate or subsidiary to which such disclosure is necessary in connection with services provided pursuant to this Agreement, provided that such affiliate or subsidiary and its employees are bound to retain the confidentiality of the information and to use such information only for purposes of performance pursuant to this Agreement; (iii) any affiliate or subsidiary to which such disclosure is necessary in connection with the Bank’s sale of the California Loan asset to such affiliate or subsidiary, provided that such affiliate or subsidiary and its employees are bound to retain the confidentiality of the information and to use such information only for purposes of performance pursuant to this Agreement; (iv) third party vendors to which such disclosure is necessary for in connection with this Agreement, provided that such vendors and their employees are bound by written contract to retain the confidentiality of the information, and are bound to use such information only for purposes of performance pursuant to this Agreement; and (v) the parties’ auditors, regulators and other similar required entities.

(b) Each party agrees to take all reasonable measures, including, without limitation, measures taken by each party to safeguard its own Confidential Information to prevent any disclosure by employees, agents or contractors. Nothing provided herein prevents any party from disclosing information to the extent the information (i) is or hereafter becomes part of the public domain through no fault of that party; (ii) is independently developed by that party without the use of the other party’s confidential information; (iii) is disclosed pursuant to requirements of law; or (iv) is already known to it. If either party hires another entity to assist it in the performance of this Agreement, or assigns any portion of its rights or delegates any portion of its responsibilities or obligations under this Agreement to another entity, the assigning or delegating party shall cause its assignee or delegate and its employees (a) to be bound to maintain the confidentiality of the information provided by or on behalf of the other party and (b) to be bound to only disclose or use the Confidential Information for purposes of performance pursuant to this Agreement. Any Confidential Information, including copies thereof, furnished to or obtained by the receiving party pursuant to this Agreement must be promptly returned to the disclosing party or destroyed upon request, except as otherwise required by law or to the extent required to service a business relationship. Each party shall permit representatives of the other party, upon prior written notice and at reasonable times, to examine and verify compliance with respect to its Confidential Information.

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(c) The Bank may contact any loan applicant after receipt of the related loan application as reasonable and appropriate for the processing of the loan application. PFSHMI agrees that Bank or its processor, CBNA, may also contact the customer for the purpose of: (i) offering checking accounts and (ii) additional extensions of credit to customers within the parameters of the original amount and term of the customer’s California Loan (i.e., “renewals” which the Bank refers to as its “TopUp” program). However, the Bank may not, nor take any action to permit any third party to, use information derived from loan applications for California Loans, including, but not limited to, customer names, to solicit such customers for any other product, service or program. This provision does not prohibit the Bank from using any data or customer names derived from other sources, including, but not limited to, existing Bank customer lists, third party mailing lists, or lists of customers who later obtain a product from the Bank or one of its affiliates.

(d) The Bank will not, nor will the Bank take any action to permit any third party to, knowingly (i) solicit or communicate with any member of the Sales Force regarding any product or service other than the California Loans or related products as described in Section 10(c), except as provided in separate Marketing Services Agreement, originally entered into June 1, 2004 between the Bank and PFSHMI; or (ii) sell, assign, transfer or disclose in any manner, with or without consideration, any lists of members of the Sales Force (or any other information about member of the Sales Force).

(e) Without limiting the generality of Section 20, all obligations under Sections 10(c) and (d) will survive termination of this Agreement for two years.

11.	Assignment. Neither party may assign any of its rights, obligations, or responsibilities under this Agreement except with the prior written consent of the other (such consent not to be unreasonably withheld), except that either party may assign such rights, obligations or responsibilities at any time to any of its subsidiaries or affiliates having reasonably adequate resources to perform the obligations and undertake the responsibilities under this Agreement on notice to the other party. All terms and conditions of this Agreement are binding upon and inure to the benefit of the parties, their successors, and authorized assigns.

12.	Corporate Authority; Further Assurances. Each party represents that it has taken all necessary corporate action to authorize the execution and consummation of this Agreement. Each party agrees to negotiate in good faith the execution of such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the effective execution of the transactions contemplated hereby, and will continue to do so during the term of this Agreement.

13.	Notices. All notices and other communications under this Agreement must be sent to the appropriate party at the following address via overnight delivery service, registered or certified mail, return receipt requested, electronic mail if acknowledged by the other party as actually viewed by them, or personal delivery:

Bank:

Citicorp Trust Bank, fsb

4000 Regent Boulevard

Irving, TX 75063

Attn: Chief Financial Officer

With a copy to:

Citicorp Trust Bank, fsb

4000 Regent Boulevard

Irving, TX 75063

Attn: General Counsel, C3B-350

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PFSHMI:

Primerica Financial Services Home Mortgages, Inc.

3100 Breckinridge Boulevard, Bldg. 1200

Duluth, GA 30099

Attn: Executive Vice President

With a copy to:

Primerica Financial Services

3100 Breckinridge Boulevard, Bldg. 1200

Duluth, GA 30099

Attn: General Counsel

14.	Contingency Plan. Each party agrees to release the information necessary to allow the other to develop necessary disaster contingency and continuity of business plans, which will work in concert with a party’s plans.

15.	Regulatory. The parties agree that their respective regulators have the right to examine the transactional relationship between the parties pursuant to this Agreement, along with the records of transactions arising pursuant to this Agreement. It is understood that the Bank is regulated and supervised by the Office of Thrift Supervision (OTS) and that the Bank’s loan records are accessible solely by the OTS, which has exclusive visitorial powers over the Bank. In addition, the Bank maintains a California Finance Lenders Law License for purposes of originated loan products in the State of California. PFSHMI is licensed and regulated generally as a mortgage broker by state regulatory agencies and maintains records in accordance with its licensed activities. Each of the parties shall provide to the other such records as are reasonably necessary to respond to their respective regulators, within their respective regulatory restrictions.

16.	Entire Agreement. This Agreement is the sole agreement between the parties with respect to the matters covered herein, and supersedes all prior oral or written promises or agreements with respect to the subject matter. This Agreement may be signed in counterparts, either in original form or in the form of facsimile copies, all of which taken together shall constitute one and the same instrument.

17.	Amendment. This Agreement, including all Exhibits and Schedules, may be modified only by a written agreement signed by each of the parties. Notwithstanding the above, amendments to this Agreement, its exhibits or schedules, may take the form of electronic communication between the parties, as provided in the Notice provision of this Agreement.

18.	Force Majeure. Neither party shall be liable for delays or failure in its performance hereunder caused by any act of God, war, strike, labor dispute, work stoppage, fire, act of government, or any other similar major cause, beyond the control of that party.

19.	Severability. If any part of this Agreement is found by any court or governmental authority of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remainder of this Agreement will be unaffected, and this Agreement will continue in full force and effect.

20.	Survival. The provisions of this Agreement which by their sense and context are meant to survive expiration or sooner termination of this Agreement will so survive.

21.	Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Delaware (without regard to its conflict of law principles).

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IN WITNESS WHEREOF, the Bank and the PFSHMI have caused this Agreement to be executed as of the date first written above.

Citicorp Trust Bank, fsb		Primerica Financial Services Home Mortgages, Inc.

Name:	Darin L. Thomas	Name:	Greg Pitts
Title:	CFO	Title:	President/CEO

ACKNOWLEDGMENT:

Citibank, N.A.

By:
Its:	Richard Wada
Date:	1/4/08

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EXHIBIT A

RESPONSIBILITIES OF THE PARTIES

Each of the parties hereto agrees to undertake and perform as follows:

PFSHMI Responsibilities

(a)	Effectively maintain a Sales Force of no less than 5,000 part and full-time representatives in the State of California in order to effectively market California Loans.

(b)	Develop training programs in consultation with the Bank and train the Sales Force in marketing California Loans, including, but not limited to making a California Loan sales certification program available to the Sales Force as part of the Bank’s and PFSHMI’s debt consolidation marketing focus.

(c)	Provide the Sales Force with compliance training, audit the Sales Force and require that the Sales Force comply with applicable laws and licensing requirements.

(d)	Require that PFSHMI and the Sales Force adhere to Citigroup policies and guidelines, including as they relate to consumer privacy policies.

(e)	Manage the Sales Force with an effective communication system using various media such as Internet broadcasting, telephone conferencing and field bulletins.

(f)	Compensate the Sales Force for activities performed in the marketing of the California Loans.

(g)	Provide CCsupport and such other assistance and coordination as may be necessary or helpful to the Sales Force to promote California Loans or to the Bank in carrying out their respective responsibilities under this Agreement.

(h)	Regularly meet with the Bank’s management to review all aspects of marketing the California Loans.

Bank Responsibilities

(a)	Pay compensation to PFSHMI as agreed pursuant to this Agreement.

(b)	Assure that the Bank and its employees adhere to Citigroup policies and guidelines, including as they relate to consumer privacy policies.

(c)	Provide administrative and training support and such other assistance and coordination as may be necessary or helpful to PFSHMI and the Sales Force in carrying out their respective responsibilities under this Agreement.

(d)	Regularly meet with the PFSHMI’s management to review all aspects of marketing the California Loans.

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AMENDMENT NO. 1

TO

MARKETING SERVICES AGREEMENT

AMENDMENT NO. 1, dated January 27, 2010 (this “Amendment”), to MARKETING SERVICES AGREEMENT, dated November 30, 2007 (the “Agreement”), by and between Citicorp Trust Bank, fsb (the “Bank”) and Primerica Financial Services Home Mortgages, Inc. (“PFSHMI”). Terms which are capitalized herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Bank and PFSHMI entered into the Agreement in order to establish the terms and conditions upon which PFSHMI will provide certain loan marketing services on behalf of the Bank in the State of California;

WHEREAS, the Bank and PFSHMI agree that it is in their mutual interest to amend the Agreement in order to clarify certain provisions relating to the term of the Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement accordingly.

Section I. Section 6(a) shall be deleted in its entirety and the following inserted in lieu thereof:

6. (a) This Agreement shall continue in full force and effect until December 31, 2010, unless PFSHMI first enters into a contract with another financial institution concerning a personal loan origination marketing program substantially similar to that covered by the Agreement in which case the Agreement may be terminated by the Bank upon thirty (30) days written notice to PFSHMI. Each party shall remain responsible for its respective obligations with regard to actions, events, and services received or rendered prior to the date the Agreement is terminated.

Section 2. The parties acknowledge that Primerica, Inc., the owner of PFSHMI intends on conducting an initial public offering of Primerica, Inc.’s securities (the “IPO”). The Bank hereby consents to the IPO and waives its right to terminate the Agreement under Section 6(b)(i) in connection with the IPO. This waiver shall not constitute a waiver of any other right as provided in the Agreement.

Section 3. Effective as of the date hereof, all other terms and conditions provided for in the Agreement, except as modified by this Amendment, shall remain in full force and effect and are reaffirmed. In the event of any conflict or inconsistency between any provision of this Amendment and any provision within the Agreement, the provisions of this Amendment shall govern and control.

IN WITNESS WHEREOF, the Bank and PFSHMI have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

CITICORP TRUST BANK, fsb	PRIMEMERICA FINANCIAL SERVICES HOME MORTGAGES, INC.

Signature	Signature

Controller	CEO
Title	Title

1/27/2010	1/27/2010
Date	Date